Exhibit 4.44

AMENDMENT No. 2 TO THE INTERNAL LOAN AGREEMENT SIGNED ON MARCH 17, 2023 BETWEEN ECOPETROL S.A., AND BANCOLOMBIA S.A., UP TO THE SUM OF ONE TRILLION PESOS (COP1,000,000,000,000,000) COLOMBIAN LEGAL CURRENCY

Among the signed, namely:

i.	Ecopetrol S.A., created by the authorization of Law 165 of 1948 by Decree 0030 of 1951, a mixed economy company, of a commercial nature, with its principal domicile in Bogotá D.C., organized as a corporation by virtue of Law 1118 of 2006, of the national order and linked to the Ministry of Mines and Energy, identified with NIT 899.999.068-1 (hereinafter the “Borrower”), represented in this act by María Catalina Escobar Hoyos, of legal age, identified as it appears at the bottom of her signature, in her capacity as Corporate Vice President of Finance and Sustainable Value (in charge), as stated in the Special Power of Attorney conferred and in force, with powers to sign this document (Annex II (b)); and in development of the authorization given by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit through Resolution No. 1238 of May 16, two thousand twenty-four (2024), (Annex II (d)), documents that are an integral part of this document.
ii.	Bancolombia S.A., a financial institution, legally constituted by Public Deed number 388, executed on January 24, 1945 before the First Notary of the Notarial Circle of Medellín, Antioquia, and currently existing in accordance with the laws of the Republic of Colombia, with principal address in the city of Medellín, Antioquia, identified with NIT 890.903.938-8 (hereinafter “Lender” and, jointly with the Borrower, the “Parties”), represented in this act by Juan Manuel Hernández Forst, of legal age, identified as it appears at the bottom of his signature, in his capacity as legal representative duly authorized for such purposes, as stated in the certificate of existence and representation issued by the Financial Superintendence of Colombia, which is an integral part of this document (Annex I);

We have resolved to enter into this Amendment No. 2 (the “Amendment No. 2”) to the Non-Revolving Committed Credit Line Agreement entered into on March 17, 2023 (the “Borrowing Agreement”), subject to the following:

CONSIDERATIONS

1.	That in development of the authorization given by the Ministry of Finance and Public Credit through Resolution 655 of March 16, 2023, the Parties signed the Loan Agreement, up to the sum of ONE TRILLION PESOS (COP1,000,000,000,000,000) Colombian legal currency, for the purpose of paying commitments derived from existing credit obligations of the Borrower.
2.	That on June thirteen (13), two thousand and twenty-three (2023), the Parties, by virtue of the authorization granted by the Subdirectorate of Financing of Other Entities, Monitoring, Sanitation

ECP-INFORMACION PUBLICA

and Portfolio of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, through official letter No. 2-2023-029268 of the ninth (9) of June two thousand twenty-three (2023), signed Amendment No. 1 to the Loan Agreement for the purpose of formalizing a reduction in the interest rate stipulated in the Loan Agreement.

3.	That by means of a communication filed with the Ministry of Finance and Public Credit under No. 1-2024-026023 of March 21, 2024, the Borrower requested “(...) authorization to the Ministry of Finance and Public Credit (“MHCP”) to execute an operation to manage internal public debt, (...) consisting of the signing of an Amendment to the Long-Term Internal Credit agreement without Guarantee of the Nation, signed with Bancolombia S.A. (“Bancolombia”) on March 17, 2023 for COP 1 billion, authorized by the MHCP through Resolution 0655 of March 16, 2023. The other yes to the credit agreement that is proposed to be signed will not increase Ecopetrol's net indebtedness, and, on the contrary, will contribute to improving the debt profile in terms of longer term and lower interest rate. The debt management operation incorporates the reduction of the agreed interest rate by 180 basis points, going from IBR + 4.90% to IBR + 3.10%; and the extension of the term of the credit from 5 to 5.5 years.”
4.	By virtue of the foregoing and without prejudice to the provisions of Amendment No. 2, the conditions that will be modified of the Loan Agreement are summarized in the following table:

	Conditions Approved for Amendment No. 1	Proposed Terms and Conditions (Amendment)
Lender:	Bancolombia S.A.	Bancolombia S.A.
Amount:	COP$1,000,000,000,000	COP$1,000,000,000,000
Deadline:	Five (5) years, counted from the date on which the first disbursement occurs.	Five years and six months (5.5 years), counted from the date on which the first disbursement occurs.
Amortization:	Only installment on the date on which the fifth (5) anniversary occurs counted from the date on which the first disbursement occurs, that is, at maturity.	Only installment on that date on which sixty-six (66) months have occurred from the date on which the first disbursement occurs, that is, at maturity.
Interest rate:	IBR 6 months + 4.90% N.A.S.V.	IBR 6 months + 3.10% N.A.S.V.
Interest Payment:	Semester overdue	Semester overdue
Availability period:	From the date of signature of the loan agreement until December 16, 2024.	From the date of signature of the loan agreement until December 16, 2024.
Availability fee:

Equivalent to 0.025% nominal annual month in arrears plus VAT settled on the amount of financing not disbursed. This commission will be due per semester in arrears and is payable semi-annually in arrears during the period of availability.

Equivalent to 0.025% nominal annual month in arrears plus VAT settled on the amount of financing not disbursed. This commission will be due per semester in arrears and is payable semi-annually in arrears during the period of availability.

ECP-INFORMACION PUBLICA

5.	That by means of a communication dated March 11, 2024 from the Legal Representative of the Lender addressed to the Borrower, it stated that “(...) the Bank is willing to: i) increase the term of repayment of the principal of the Borrowing Agreement to sixty-six (66) months, counted from the date on which the first disbursement of the aforementioned contract occurred; and, ii) grant a reduction in the applicable margin of the remunerative interest rate agreed in the Loan Agreement. This interest rate would correspond to the IBR rate (6 months) + 3.1000% Annual Nominal Semester Overdue. To the extent that the entire amount committed to the Loan Agreement has already been disbursed, this benefit would apply as of the date on which the corresponding modification to the Loan Agreement is signed.”.
6.	That in accordance with the provisions of Clause 7.11 – Modification of the Loan Agreement and Article 5 of Law 781 of 2002, the Sub-Directorate of Financing of Other Entities, Monitoring, Sanitation and Portfolio of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit authorized the minutes of this Amendment No. 2 to the Loan Agreement, through official letter No. 2-2024-024480 of May 8, 2024 (Annex II) (c)).

Taking into account the foregoing, the Parties have decided to enter into this Amendment No. 2, which shall be governed by the following:

CLAUSES

I.Definitions

1.1	Defined terms

The terms in initial capital letters that are not expressly defined in this Amendment No. 2 will have the definition attributed to them in the Loan Agreement.

II.Modification to the Loan Agreement

2.1	Modification of paragraph (d) of Section 1.4 of Clause I of the Loan Agreement

Paragraph (d) of Section 1.4 of Clause I of the Borrowing Agreement is modified, which shall be as follows as of the date of signing this Amendment No. 2 to the Borrowing Agreement:

“(d) Remunerative Interest. During the Term, the Borrower shall pay remunerative interest on the balance of the principal due under this Borrowing Agreement (the “Remunerative Interest”), settled at the IBR Rate with a trading period of six (6) Months (“IBR 6 MONTHS”) certified by the Bank of the Republic, or the entity that takes its place, with two decimal places (0.00%) added to an annual nominal margin (spread) of 3.10%, with four decimal places (3.1000%) (IBR 6 MONTHS + 3.1000% Annual Nominal Semester Overdue and will be payable

ECP-INFORMACION PUBLICA

in its equivalent semester in arrears). In each semester, the Remuneratory Interest will be adjusted taking into account the IBR 6 MONTHS in force on the date of the beginning of each Period of Interest increased by the same applicable margin as above. The Interests Remuneration shall be calculated on a basis of one year of three hundred and sixty (360) days and days effectively elapsed in the calculation period (CURRENT/360). The calculation of Remunerative Interest (IBR 6 MONTHS in force + spread) must be truncated to four decimal places (0.0000%). For the first payment of Remunerative Interest, the IBR 6 MONTHS rate in force on the date corresponding to the first Disbursement will be taken. The Banking Reference Indicator (IBR) is a short-term reference interest rate in the Colombian interbank market, published by Banco de la República. In the event that the IBR rate is eliminated, the indicator that replaces it will be taken as the basis for settlement.”.

Paragraph: Taking into account the provisions of this clause of Amendment No. 2 to the Loan Agreement, the modification to the Remunerative Interest will be effective as of the date on which this Amendment No. 2 is signed.

2.2	Modification of subparagraph (b) of Section 1.4 of Clause I of the Borrowing Agreement

Paragraph (b) of Section 1.4 of Clause I of the Borrowing Agreement is modified, which shall be as follows as of the date of signing this Amendment No. 2 to the Borrowing Agreement:

(b)Term. The Borrower will repay the Financing to the Lender within five years and six months (5.5 years), counted from the date the first Disbursement occurs.

2.3	Modification of paragraph (c) of Section 1.4 of Clause I of the Loan Agreement

Paragraph (c) of Section 1.4 of Clause I of the Loan Agreement is modified, which will be as follows as of the date of signing of this Item No. 2 to the Loan Agreement:

(c)Amortization of the Capital. The Borrower must pay the entire unpaid principal of the Financing in a single installment on that date on which sixty-six (66) months have occurred from the date on which the first Disbursement occurs, that is, at maturity.

III.Other Provisions

3.1.	Promissory note

Taking into account the provisions of this Amendment No. 2 to the Borrowing Agreement, the Borrower shall sign in favor of the Lender, on the date of signing this Amendment No. 2, a new promissory note for the entire amount disbursed from the Loan Agreement, in accordance with the model that appears as Annex III (Form C) of this Amendment No. 2 to the Loan Agreement, which will replace each of the promissory notes subscribed by the Borrower in development of the Loan Agreement.

ECP-INFORMACION PUBLICA

The Lender, no later than two (2) days following the date of receipt of the new promissory note, will deliver to the Borrower the promissory notes that it has subscribed prior to the date of subscription of this Amendment No. 2.

3.2.	Ratification

This Amendment No. 2 constitutes a partial modification of the Loan Agreement. Except for the modifications contained in this Loan Agreement No. 2, the other provisions and terms of the Loan Agreement and its Loan Agreement No. 1 will remain in full force and effect.

3.3.	Stamp Duty

This Amendment No. 2 to the Loan Agreement and the Promissory Note to be signed in the development thereof, are exempt from the National Stamp Tax as they constitute a public credit operation, in accordance with the provisions of numeral 14 of Article 530 of the Tax Statute, modified by Article 8 of Law 488 of 1998.

3.4.	Improvement and Publication

In accordance with the provisions of Article 2.2.1.5.8 of Decree 1068 of 2015, this Amendment No. 2 is perfected with the signature of the Parties. The Borrower must publish this Amendment No. 2 in the Electronic System for Public Procurement – SECOP administered by the National Public Procurement Agency – Colombia Compra Eficiente, in accordance with the provisions of Article 223 of Decree 019 of 2012, or those regulations that modify or replace them. Likewise, the Borrower must include this Amendment No. 2 in the other registries that are applicable to it, in accordance with the regulations in force.

3.5.	Inclusion in the Public Debt System

The Borrower must send a copy of this Amendment No. 2 of the Loan Agreement to the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, requesting its inclusion in the Public Debt System (Single Database), in compliance with the provisions of Article 16 of Law 185 of 1995 (amended by Article 13 of Law 533 of 1999).

3.6.	Registration with the Office of the Comptroller General of the Republic

The Borrower undertakes to register this Amendment No. 2 with the Office of the Comptroller General of the Republic, in accordance with the provisions of Article 43 of Law 42 of 1993 and Article 33 of Organic Regulatory Resolution No. 0035 of April 30, 2020 of the Office of the Comptroller General of the Republic, or by those provisions that modify, complement and/or repeal them.

This Amendment No. 2 was prepared in two (2) originals of the same tenor and one of them will be

ECP-INFORMACION PUBLICA

delivered to the Borrower.

For the record of all the above, it is signed in the city of Bogotá D.C. on May 23, two thousand and twenty-four (2024).

[Signature pages follow]

ECP-INFORMACION PUBLICA

Signature Sheet

Amendment No. 2 to the Loan Agreement

Ecopetrol S.A.

Ecopetrol S.A.

Name: María Catalina Escobar Hoyos
ID: C.C. 25.282.134
Position: Corporate Vice President of Finance and Sustainable Value (A)

ECP-INFORMACION PUBLICA

Signature Sheet

Amendment No. 2 to the Loan Agreement

Ecopetrol S.A.

Bancolombia S.A.

Name: Juan Manuel Hernández Forst
ID: C.C. 15.349.723
Position: Vice President Commercial Large Corporates

ECP-INFORMACION PUBLICA